Exhibit 99.1

BNY Mellon Announces Redemption of 500,000 Depositary Shares, Each Representing a 1/100th Interest

in a Share of its Series D Noncumulative Perpetual Preferred Stock

NEW YORK, Nov. 17, 2023 /PRNewswire/ – The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) today announced that it will redeem all outstanding shares of its Series D Noncumulative Perpetual Preferred Stock (the “Series D Preferred Stock”) and all of the corresponding depositary shares (“Depositary Shares”), each representing a 1/100th interest in a share of the Series D Preferred Stock. There are currently 5,000 shares of Series D Preferred Stock and 500,000 Depositary Shares outstanding.

The redemption date for the Series D Preferred Stock and the Depositary Shares will be the dividend payment date on December 20, 2023 (the “Redemption Date”) and payment of the Redemption Payment (as defined below) will be made on the Redemption Date. The redemption price for the Depositary Shares will equal $1,000 per Depositary Share (equivalent to $100,000 per share of Series D Preferred Stock) (the “Redemption Payment”). The Redemption Payment does not include the dividend payment that will be payable on the Redemption Date to holders of record on the record date for such dividend payment. On and after the Redemption Date, the Series D Preferred Stock and the Depositary Shares will no longer be deemed outstanding and dividends in respect of the Series D Preferred Stock represented by the Depositary Shares will no longer accrue.

Simultaneously with the redemption of the Series D Preferred Stock, the outstanding Depositary Shares will be redeemed in accordance with the applicable procedures of The Depository Trust Company (“DTC”), for an amount per Depositary Share equal to the Redemption Payment. All Depositary Shares are held in book-entry form through DTC and will be redeemed in accordance with the procedures of DTC.

Computershare Inc. and Computershare Trust Company, N.A., jointly, are the depositary (the “Depositary”), and Computershare Trust Company, N.A., is the transfer agent and registrar for the Series D Preferred Stock and the Depositary Shares. The Depositary’s address and telephone number are as follows:

First Class/Registered/Certified

Computershare Trust Company, N.A.

Attn: Corporate Actions, BNYM Redemption Series D

150 Royal Street, Suite 101

Canton, MA 02021

1-800-546-5141 or 1-781-575-2765

Investors in the Depositary Shares should contact the bank or broker through which they hold a beneficial interest in the Depositary Shares for information about obtaining the Redemption Payment for the Depositary Shares in which they have a beneficial interest.

About BNY Mellon

Established in 1784, BNY Mellon is America’s oldest bank and the first company listed on the New York Stock Exchange (NYSE: BK). Today, BNY Mellon powers capital markets around the world through comprehensive solutions that help clients manage and service their financial assets throughout the investment life cycle. BNY Mellon had $45.7 trillion in assets under custody and/or administration and $1.8 trillion in assets under management as of September 30, 2023. BNY Mellon has been named among Fortune’s World’s Most Admired Companies and Fast Company’s Best Workplaces for Innovators. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation. Additional information is available on www.bnymellon.com. Follow us on LinkedIn or visit our Newsroom for the latest company news.

Contacts:

Media

Garrett Marquis

+1 949 683 1503

garrett.marquis@bnymellon.com

Analysts

Marius Merz

+1 212 298 1480

marius.merz@bnymellon.com